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Safeway Inc.

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Contact: Brian Dowling (925) 467-3787

Safeway Files Definitive Proxy Statement

Governance Enhancements Adopted as Part of Ongoing Review

PLEASANTON, Calif.—(BUSINESS WIRE)—April 13, 2004—Safeway Inc. today filed with the Securities and Exchange Commission its definitive proxy statement for its annual meeting of stockholders, which in part spells out recent enhancements to its corporate governance policies and procedures.

“Safeway is firmly committed to excellence in corporate governance,” said Steven Burd, Chairman and Chief Executive Officer. “These new initiatives are a result of our continuing efforts to further enhance our governance practices. We have an ongoing dialogue with our shareholders and Safeway’s Board of Directors is actively considering additional enhancements to its corporate governance.”

The following governance enhancements were authorized by the Board in late February and mid-March, 2004 and are being implemented by Safeway:

•	Provisions to increase shareholders’ power over the use of stockholder rights plans (“poison pills”). The Company has no “poison pill” at this time. These measures were adopted partly in response to a stockholder proposal that gained significant support in 2002. The new policy requires that Safeway submit any proposed stockholder rights plan to a stockholder vote prior to implementation. The Board may still implement a shareholder rights plan in the exercise of its fiduciary duties; in such a case, however, the Board would have to seek stockholder ratification of the plan within a year or the plan would terminate.

•	A new policy that enables stockholders to send written communications directly to the Board, committees of the Board, the non-management directors or any individual director in his/her capacity as a director.

•	A new policy that enables stockholders to nominate director candidates. This provision enables the Company’s largest stockholders to recommend director candidates, who then will be evaluated in the same manner as candidates identified by the Company’s Nominating and Corporate Governance Committee.

•	A new procedure for evaluating all stockholder proposals that receive a majority vote at an annual meeting of stockholders. This provision is being implemented in response to management and Board discussions with and suggestions from stockholders and their representatives.

In addition, as previously disclosed, the Board of Directors has recommended declassification of the Board of Directors, and this proposal is being submitted to a stockholder vote at the annual meeting on May 20. Board members currently serve staggered terms. If stockholders approve this proposal, all directors would be elected for a one-year term beginning with the 2005 annual meeting. The Board took into account the significant support of a stockholder proposal to declassify the Board presented at the Company’s 2003 annual meeting.

Other items included in the definitive proxy to be brought before stockholders include the vote on Board candidates and other measures as previously disclosed.